Exhibit 99.1
SIFCO Industries, Inc. (“SIFCO”) Announces
Third Quarter and First Nine Months of Fiscal 2025 Financial Results
Cleveland — SIFCO Industries, Inc. (NYSE American: SIF) today announced financial results for its third quarter and first nine months of fiscal 2025, which ended June 30, 2025.
Third Quarter Results
•Net sales in the third quarter of fiscal 2025 increased 0.5% to $22.1 million, compared with $22.0 million for the same period in fiscal 2024.
•Net income from continuing operations for the third quarter of fiscal 2025 was $3.3 million, or $0.54 per diluted share, compared with net loss of $0.9 million, or $(0.16) per diluted share, in the third quarter of fiscal 2024. Net loss from discontinued operations for the third quarter of fiscal 2025 was $0.1 million, or $0.02 per diluted share, compared with net income from discontinued operations of $1.0 million, or $0.17 per diluted share, in the third quarter of fiscal 2024.
•EBITDA was $5.3 million in the third quarter of fiscal 2025, compared with $1.2 million in the third quarter of fiscal 2024.
•Adjusted EBITDA in the third quarter of fiscal 2025 was $4.4 million, compared with Adjusted EBITDA of $1.8 million in the third quarter of fiscal 2024.
First Nine Months Results
◦Net sales in the first nine months of fiscal 2025 increased 7.0% to $62.0 million, compared with $58.0 million for the same period in fiscal 2024.
◦Net loss from continuing operations for the first nine months of fiscal 2025 was $0.4 million, or $(0.07) per diluted share, compared with net loss of $7.2 million, or $(1.20) per diluted share, in the first nine months of fiscal 2024. Net income from discontinued operations for the first nine months of fiscal 2025 was less than $0.1 million, or $0.02 per diluted share, compared with net income from discontinued operations of $2.3 million, or $0.38 per diluted share, in the first nine months of fiscal 2024.
◦EBITDA was $4.9 million in the first nine months of fiscal 2025, compared with $(1.5) million in the first nine months of fiscal 2024.
◦Adjusted EBITDA in the first nine months of fiscal 2025 was $4.0 million, compared with Adjusted EBITDA of $0.1 million in the first nine months of fiscal 2024.
Other Highlights
“Demand for SIFCO’s products remained strong through the third quarter as end users increase production. While raw material availability has improved, some constraints continued to affect shipments during the period. Pricing discussions with customers have generally been favorable and are expected to continue into the fourth quarter. Both sales and margins in Q3 reflected continued positive trends.”
Use of Non-GAAP Financial Measures
The Company uses certain non-GAAP measures in this release. EBITDA and Adjusted EBITDA are non-GAAP financial measures and are intended to serve as supplements to results provided in accordance with accounting principles generally accepted in the United States. SIFCO Industries, Inc. believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.
Forward-Looking Language
Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, concerns with or threats of, or the consequences of, pandemics, contagious diseases or health epidemics, competition and other uncertainties the Company, its customers, and the industry in which they operate have experienced and continue to experience, detailed from time to time in the Company’s Securities and Exchange Commission filings. For a discussion of such risk factors and uncertainties, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2024 and other reports filed by the Company with the Securities & Exchange Commission.
The Company’s Form 10-K for the year ended September 30, 2024 and other reports filed with the Securities & Exchange Commission can be accessed through the Company’s website: www.sifco.com, or on the Securities and Exchange Commission’s website: www.sec.gov.
SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, coating, and machining.

Consolidated Condensed Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Net sales	$22,095	$21,986	$62,005	$57,975
Cost of goods sold	16,200	19,274	53,612	54,314
Gross profit	5,895	2,712	8,393	3,661
Selling, general and administrative expenses	2,635	2,565	7,826	8,487
Loss on disposal of operating assets	—	—	—	4
Operating profit (loss)	3,260	147	567	(4,830)
Interest expense, net	391	905	1,289	2,065
Foreign currency exchange loss (gain), net	5	(1)	4	—
Other (income) expense, net	(479)	160	(404)	313
Income (loss) from continuing operations before income tax expense	3,343	(917)	(322)	(7,208)
Income tax expense	41	—	120	11
Income (loss) from continuing operations	3,302	(917)	(442)	(7,219)
Income from discontinued operations, net of tax	106	989	142	2,279
Net income (loss)	$3,408	$72	$(300)	$(4,940)

Basic and diluted earnings (loss) per share:
Basic and diluted earnings (loss) per share from continuing operations	$0.54	$(0.16)	$(0.07)	$(1.20)
Basic and diluted income earnings per share from discontinued operations	0.02	0.17	0.02	0.38
Basic and diluted earnings (loss) per share	$0.56	$0.01	$(0.05)	$(0.82)

Weighted-average number of common shares (basic)	6,068	6,009	6,050	5,991
Weighted-average number of common shares (diluted)	6,138	6,105	6,050	5,991

Consolidated Condensed Balance Sheets
(Amounts in thousands, except per share data)
(Unaudited)

	June 30, 2025	September 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,978	$1,714
Receivables, net of allowance for credit losses of $108 and $117, respectively	14,223	17,272
Contract assets	12,681	10,745
Inventories, net	7,404	6,230
Refundable income taxes	13	13
Prepaid expenses and other current assets	1,800	2,382
Current assets of discontinued operations	—	15,967
Total current assets	38,099	54,323
Property, plant and equipment, net	22,860	26,261
Operating lease right-of-use assets, net	12,784	13,326
Goodwill	3,493	3,493
Other assets	53	357
Noncurrent assets of discontinued operations	—	6,864
Total assets	$77,289	$104,624
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net of unamortized debt issuance costs	$2,951	$353
Promissory note — related party	—	3,510
Revolver	8,372	20,142
Short-term operating lease liabilities	941	879
Accounts payable	8,949	11,574
Contract liabilities	2,061	2,879
Accrued liabilities (related party — nil and $880, respectively)	2,372	4,615
Current liabilities of discontinued operations	—	10,058
Total current liabilities	25,646	54,010
Long-term finance lease, net of short-term	62	—
Long-term operating lease liabilities, net of short-term	12,476	13,035
Deferred income taxes, net	333	154
Pension liability	2,300	2,465
Other long-term liabilities	627	645
Noncurrent liabilities of discontinued operations	—	3,890
Commitments and Contingencies
Shareholders’ equity:
Serial preferred shares, no par value, authorized 1,000 shares; zero shares issued and outstanding at June 30, 2025 and September 30, 2024	—	—
Common shares, par value $1 per share, authorized 10,000 shares; issued and outstanding shares 6,180 at June 30, 2025 and 6,158 at September 30, 2024	6,180	6,158
Additional paid-in capital	11,853	11,775
Retained earnings	17,581	17,881
Accumulated other comprehensive income (loss)	231	(5,389)
Total shareholders’ equity	35,845	30,425
Total liabilities and shareholders’ equity	$77,289	$104,624

Non-GAAP Financial Measures
Presented below is certain financial information based on the Company’s EBITDA and Adjusted EBITDA. References to “EBITDA” mean earnings (losses) from continuing operations before interest, taxes, depreciation and amortization, and references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income to EBITDA and Adjusted EBITDA.
Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under generally accepted accounting principles in the United States of America (“GAAP”). The Company presents EBITDA and Adjusted EBITDA because management believes that they are useful indicators for evaluating operating performance, including the Company’s ability to incur and service debt and it uses EBITDA to evaluate prospective acquisitions. Although the Company uses EBITDA and Adjusted EBITDA for the reasons noted above, the use of these non-GAAP financial measures as analytical tools has limitations. Therefore, reviewers of the Company’s financial information should not consider them in isolation, or as a substitute for analysis of the Company’s results of operations as reported in accordance with GAAP. Some of these limitations include:
•Neither EBITDA nor Adjusted EBITDA reflects the interest expense or the cash requirements necessary to service interest payments on indebtedness;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflects any cash requirements for such replacements;
•The omission of the amortization expense associated with the Company’s intangible assets further limits the usefulness of EBITDA and Adjusted EBITDA; and
•Neither EBITDA nor Adjusted EBITDA includes the payment of taxes, which is a necessary element of operations.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its businesses. Management compensates for these limitations by not viewing EBITDA or Adjusted EBITDA in isolation and specifically by using other GAAP measures, such as net income (loss), net sales, and operating income (loss), to measure operating performance. Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net loss or cash flow from operations determined in accordance with GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.
The following table sets forth a reconciliation of net loss to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Nine Months Ended June 30,
Dollars in thousands	2025	2024	2025	2024
Net income (loss)	$3,408	$72	$(300)	$(4,940)
Less: Income from discontinued operations, net of tax	106	989	142	2,279
Income (loss) from continuing operations	3,302	(917)	(442)	(7,219)
Adjustments:
Depreciation and amortization expense	1,541	1,195	3,912	3,607
Interest (income) expense, net	391	905	1,289	2,065
Income tax expense	41	—	120	11
EBITDA	5,275	1,183	4,879	(1,536)
Adjustments:
Foreign currency exchange loss (gain), net (1)	5	(1)	4	—
Other (income) expense, net (2)	(479)	99	(404)	253
Gain on disposal of assets (3)	—	—	—	4
Non-recurring severance expense adjustments (4)	—	435	(19)	435
Equity compensation (4)	47	72	135	243
Pension settlement/curtailment benefit (5)	0	60	—	60
Transaction-related expense adjustments (6)	—	—	(16)	—
LIFO impact (7)	(470)	475	(606)	826
IT incident costs, net (8)	—	(628)	—	(605)
Strategic alternative expense (9)	—	79	—	399
Adjusted EBITDA	$4,378	$1,774	$3,973	$79

(1)Represents the gain or loss from changes in the exchange rates between the functional currency and the foreign currency in which the transaction is denominated.
(2)Represents miscellaneous non-operating income or expense, such as pension costs or other income from ERC.
(3)Represents the difference between the proceeds from the sale of operating equipment and the carrying value shown on the Company's books.
(4)Represents the equity-based compensation expense recognized by the Company under the 2016 Plan due to granting of awards, awards not vesting and/or forfeitures and executive severance.
(5)Represents expense incurred by its defined benefit pension plans related to settlement of pension obligations.
(6)Represents credits related to transaction-related legal fees incurred primarily in connection with the unsuccessful attempt in which the Company was the acquisition target.
(7)Represents the change in the reserve for inventories for which cost is determined using the last-in, first-out (“LIFO”) method.
(8)Represents incremental information technology costs (and credits) as it relates to the cybersecurity incident and loss on insurance recovery.
(9)Represents expense related to evaluation of strategic alternatives.
Reference to the above activities can be found in the consolidated financial statements included in Item 8 of the Company's Annual Report on Form 10-K.

Contacts
SIFCO Industries, Inc.
Jennifer Wilson, 216-881-8600
www.sifco.com